                                                                    Exhibit 99.3


BIOTRANSPLANT ENTERS INTO AMENDED AGREEMENT TO SELL ITS ELIGIX HDM SYSTEM TO MILTENYI BIOTEC

CLOSING SUBJECT TO BANKRUPTCY COURT APPROVAL

MEDFORD, Mass., Oct. 3 /PRNewswire-FirstCall/ -- BioTransplant, Inc. (OTC:
BTRNQ.PK - News) today announced that it has entered into an amended agreement relating to the sale of its Eligix(TM) HDM Cell Separation System to Miltenyi Biotec GmbH. Because certain of the biological materials to be sold to Miltenyi were destroyed in a casualty loss prior to the closing of the transaction, the parties have negotiated a reduction in the purchase price for the sale. Under the amended agreement, Miltenyi has agreed to pay BioTransplant an upfront payment of $175,000 and royalties of 4 to 8% on any future Miltenyi sales of Eligix products during the lifetime of the patents. The Company had previously disclosed that the upfront payment would be $450,000, with potential royalties of 4 to 10%.

The Company has filed a casualty claim under its insurance policy seeking to recover for the loss of the biological materials that it intended to sell to Miltenyi. However, there can be no assurance as to whether the Company will be able to recover any or all of the loss through insurance.

As previously announced on February 27, 2003, BioTransplant and Eligix, Inc., its wholly-owned subsidiary, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in Boston Massachusetts. The sale of the Eligix assets in accordance with the amended agreement is subject to Bankruptcy Court approval and other customary closing conditions.

The Eligix(TM) HDM Cell Separation Systems use monoclonal antibodies to remove unwanted cells from bone marrow, peripheral blood stem cell and donor leukocyte grafts used in transplant procedures.

About BioTransplant

BioTransplant Incorporated, a Delaware corporation located in Medford, Massachusetts, is a life science company whose primary assets are intellectual property rights that it has exclusively licensed or is seeking to license to third parties. On February 27, 2003, the Company and Eligix, Inc., its wholly-owned subsidiary, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in Boston Massachusetts. The Company has exclusively licensed Siplizumab (MEDI-507), a monoclonal antibody product, to MedImmune, Inc. The Company's assets also include the AlloMune System technologies, which are intended to treat a variety of hematologic malignancies and improve outcomes for solid organ transplants. BioTransplant also has an interest in Immerge BioTherapeutics, Inc., a joint venture with Novartis, to further develop both companies' individual technology bases in xenotransplantation.

This news release contains forward-looking statements about BioTransplant that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Important factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to whether the Company is able to satisfy the closing condition set forth in the amended asset purchase agreement with Miltenyi, including approval of the transaction by the Bankruptcy Court; BioTransplant's ability to successfully conclude a financial and operational reorganization of the Company in the Chapter 11 process; its ability to manage its relationships with its creditors, licensors, licensees and other key relationships given the Company's reorganization strategies; BioTransplant's ability to secure partnering or licensing transaction on acceptable terms for its AlloMune System; BioTransplant's third party collaborators' and licensees' ability to successfully discover, develop and commercialize products based upon BioTransplant's technologies, obtain and maintain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing and commercializing therapeutics, therapeutic devices and therapeutic regimens; and BioTransplant's ability to obtain and enforce the patent protection required for its products. For a detailed discussion of these and other factors, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors That May Affect Results" in BioTransplant's Current Report on Form 10-Q for the quarter ended June 30, 2002, as filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this news release. BioTransplant disclaims any obligation or intent to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.